Exhibit 5.1

May 20, 2016

Landcadia Holdings, Inc.

1510 West Loop South

Houston, Texas 77027

Re:	Landcadia Holdings, Inc. Registration Statement on Form S-1 (File Number 333-210980)

Ladies and Gentlemen:

We have acted as special counsel to Landcadia Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the U.S. Securities and Exchange Commission of a registration statement on Form S-1, as amended (File Number 333-210980) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to an underwritten public offering by the Company of up to 34,500,000 Units of the Company (the “Units”) (including up to 4,500,000 Units subject to the Underwriters’ (as defined below) over-allotment option), each Unit consisting of:

(i)	one share of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock” and the shares of Common Stock underlying the Units, the “Shares”), for an aggregate of up to 34,500,000 Shares (including up to 4,500,000 Shares included in the Units subject to the Underwriters’ over-allotment option), and

(ii)	one warrant (a “Warrant”), with each Warrant entitling the holder to purchase one-half of one share of Common Stock, for an aggregate of up to 34,500,000 Warrants (including up to 4,500,000 Warrants included in the Units subject to the Underwriters’ over-allotment option) to be issued under a Warrant Agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Warrant Agent,

pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) to be executed by the Company and Jefferies LLC and Deutsche Bank Securities Inc., as representatives of the underwriters named therein (the “Underwriters”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

May 20, 2016 Page 2

In rendering the opinions set forth below, we have examined and relied upon originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials, and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified, or reproduced copies. In making our examination of executed documents, we have assumed that the parties thereto (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by the Company and such parties of such documents and the validity and binding effect thereof on the Company and such parties. We have also assumed that upon sale and delivery of the Units, the Shares and the Warrants, the certificates representing such Units, Shares and Warrants will conform to the specimens thereof filed as exhibits to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar or, if uncertificated, valid book-entry notations for the issuance of the Units, the Shares and the Warrants in uncertificated form will have been duly made in the register of the Company. In addition, in providing the opinions herein, we have relied, with respect to matters related to the Company’s existence, upon the certificates referenced above.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications, and limitations stated herein, we are of the opinion that:

1.      Each Unit, when such Units are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

2.      Each Share included in the Units, when the Units are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

3.      Each Warrant included in the Units, when such Units are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

The opinions expressed herein are based upon and limited to the laws of the State of New York and the General Corporation Law of the State of Delaware. We express no opinion as any other laws, statutes, regulations or ordinances. The matters expressed in this letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; and (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether considered in a proceeding in equity or at law).

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinions expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the effective date of the Registration Statement or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Winston & Strawn LLP